Exhibit 3

DEED OF GIFT

THIS DEED is made on the 10th day of November 2022

Between

Wan Bo of [   ] (the “Donor”)

and

TRIDENT TRUST COMPANY (SINGAPORE) PTE. LIMITED of 96 Robinson Road #16-01, SIF Building, Singapore 068899 (the “Donee”)

IN FAVOUR OF the Donee in its capacity as trustee of a trust established by a Deed of Settlement dated [  ] constituting Wealthjoy Enterprise Inc (the “Trust”) and

WITNESSETH that the Donor hereby irrevocably and unconditionally gives AND donates unto the said Donnee, the assets set out in the Schedule below TO HOLD the same unto the said Donee acting in its capacity as trustee of the Trust absolutely to the intent that the said assets shall become and form part of the Trust Fund of the Trust upon the terms of the Trust.

IN WITNESS whereof the Donor has hereunto set his hand and seal on the date first above written.

SCHEDULE

1,145,847 shares of Class A ordinary shares of Scienjoy Holding Corporation

Signed sealed and delivered	)
By the said Donor	)
In the presence of:	)

Wan Bo
Donor’s Signature(s)

Witness signature
Witness name	Wang Xiaoyin
Witness address:	3rd Floor, JIA No. 34, Shenggu Nanli, Chaoyang District, Beijing, P.R. China

Signed for and on behalf of the Donee	)
By	)

Director/Authorised Signatory

Director/Authorised Signatory